Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

Hersha Hospitality Announces Public Offering of Common Shares

PHILADELPHIA, PA—(BUSINESS WIRE)—January 11, 2010—Hersha Hospitality Trust (NYSE: HT), owner of upscale, mid-scale and extended stay hotels in major metropolitan markets, today announced the commencement of a public offering of 35,000,000 common shares of beneficial interest, par value $0.01 per share.  Hersha intends to grant the underwriters of the offering a 30-day option to purchase up to an additional 4,730,250 common shares to cover over-allotments, if any.  The company intends to use the net proceeds of the offering to acquire a Hampton Inn and a Candlewood Suites located in Times Square, New York.  Any excess proceeds will be used to repay outstanding indebtedness under Hersha’s revolving line of credit and for general corporate purposes.

BofA Merrill Lynch, Raymond James and UBS Investment Bank are the joint book-running managers for the offering.

A registration statement relating to these common shares has been filed with and declared effective by the U.S. Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or a solicitation of an offer to buy Hersha’s common shares, nor shall there be any sale of these common shares or a solicitation of an offer to buy these common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Offers for the common shares will be made only by means of a prospectus supplement and accompanying prospectus forming part of the registration statement.  A prospectus supplement and accompanying prospectus relating to these common shares, when available, may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com, from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716 or by calling (800) 248-8863, or from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171, (or by calling) 877-827-6444, Ext. 5613884.

About Hersha Hospitality Trust

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 73 hotels, totaling 9,256 rooms, primarily along the Northeast Corridor from Boston to Washington D.C. Hersha also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those reflected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in Hersha Hospitality Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities Exchange Commission and the prospectus supplement and accompanying prospectus relating to the offering.